AUDITOR'S REPORT ON INTERNAL CONTROL


To the Board of Directors and Shareholders,
Combined Penny Stock Fund, Inc.

In planning and performing our audit of the financial statements of Combined Penny Stock Fund, Inc. (the Fund) for the year ended September 30, 2002 (on which we have issued our report dated November 1, 2002), we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objective of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with accounting standards generally accepted in the United States of America.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to risk that it may become inadequate because of changes in conditions or that effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities that we consider to be material weaknesses as defined above as of September 30, 2002.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.


                                    /s/Ehrhardt Keefe Steiner & Hottman PC
                                       Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
November 1, 2002